As filed with the Securities and Exchange Commission on June 28, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 28, 2022

B&G Foods, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-32316	13-3918742
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Four Gatehall Drive, Parsippany, New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (973) 401-6500

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	BGS	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On June 28, 2022, we amended our amended and restated credit agreement, dated as of October 2, 2015, and previously amended on March 30, 2017, November 20, 2017, October 10, 2019 and December 16, 2020, among B&G Foods, as borrower, the several banks and other financial institutions or entities from time to time party thereto as lenders and Barclays Bank PLC, as administrative agent and collateral agent. In the remainder of this report, we refer to the amended and restated credit agreement as so amended, as our credit agreement.

The amendment modifies the consolidated leverage ratio financial maintenance covenant contained in Section 6.1(a) of our credit agreement so that the consolidated leverage ratio as at the last day of any test period may not exceed the ratios indicated below:

Test Periods Ending on or about	Consolidated Leverage Ratio
June 30, 2022	7.50 to 1.00
September 30, 2022	8.00 to 1.00
December 31, 2022	8.00 to 1.00
March 31, 2023	8.00 to 1.00
June 30, 2023	8.00 to 1.00
September 30, 2023	8.00 to 1.00
December 31, 2023	7.50 to 1.00
March 31, 2024 and thereafter	7.00 to 1.00

A copy of the amendment to our credit agreement is filed as Exhibit 10.1 to this report. A copy of the press release issued by B&G Foods to announce the completion of the amendment is filed as Exhibit 99.1 to this report.

Item 8.01. Other Events.

On June 28, 2022, B&G Foods announced that during the second quarter of 2022, we sold 2,739,568 shares of common stock under our previously announced “at the-market” (ATM) equity offering program. B&G Foods generated $63.2 million in gross proceeds, or $23.08 per share, from the sales and paid commissions to the sales agents of approximately $1.3 million and incurred other fees and expenses of approximately $0.1 million. In total since launching the ATM equity offering program during the third quarter of 2021, B&G Foods has sold 6,547,627 shares of common stock and has generated $179.0 million in gross proceeds, or $27.34 per share, from the sales and paid commissions to the sales agents of approximately $3.6 million and incurred other fees and expenses of approximately $0.5 million.

B&G Foods has used the net proceeds from shares sold under the ATM equity offering program to repay revolving credit loans, to pay offering fees and expenses, and for general corporate purposes. B&G Foods intends to use the net proceeds from any future sales of its common stock under the ATM offering for general corporate purposes, which could include, among other things, repayment, refinancing, redemption or repurchase of long-term debt or possible acquisitions.

A copy of the press release issued by B&G Foods to announce the foregoing is filed as Exhibit 99.1 to this report.

Item 9.01. Financial Statements and Exhibits.

(d)        Exhibits.

10.1	Fifth Amendment to Credit Agreement dated as of June 28, 2022, to the Amended and Restated Credit Agreement, dated as of October 2, 2015, as amended, among B&G Foods, Inc., as borrower, the subsidiaries of B&G Foods, Inc. from time to time party thereto as guarantors, the several banks and other financial institutions or entities from time to time party thereto as lenders and Barclays Bank PLC, as administrative agent for the lenders and as collateral agent for the secured parties

99.1	Press Release dated June 28, 2022

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

B&G FOODS, INC.

Dated: June 28, 2022	By:	/s/ Scott E. Lerner
Scott E. Lerner
Executive Vice President,
General Counsel and Secretary

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